Exhibit 99.2
Gibraltar
Second-Quarter 2007
Earnings Conference Call
July 26, 2007
Final

KEN
Thank you, Dan.
We want to thank everyone for joining us on our call this morning.
Before we begin, I want to remind you that this call may contain forward-looking statements about future financial results. Our actual results may differ materially, as a result of factors over which Gibraltar has no control. These factors are outlined in the news release we issued last night, and in our filings with the SEC.
If you did not receive the news release on our second-quarter results, you can get a copy on our Web site, at www.gibraltar1.com.
At this point, I’d like to turn the call over to Gibraltar’s chairman and chief executive officer, Brian Lipke.
Brian.

BRIAN
Thanks, Ken.
Good morning, everyone. On behalf of Henning Kornbrekke, our President and COO; Dave Kay, our CFO; and Ken Houseknecht, our VP of Communications and Investor Relations, we want to thank you for joining us this morning.
I’m going to begin today’s call with a brief overview of our second-quarter results, and then I want to spend a few minutes talking about the strategy we are following to create shareholder value. After that, Dave will discuss our financial results in greater detail. Finally, Henning will review our corporate and segment performance, and our outlook for the third quarter. After our prepared remarks, we will open the call to your questions. So let’s get started.
As we said in our news release, our second-quarter sales and earnings, as expected, showed a strong sequential improvement from the first quarter.
And even though our business did strengthen considerably as we moved into our seasonally strongest periods — the second and third quarters — it is still well below year-ago and more normalized levels. The residential building market continues to work its way through a severe slowdown, and the automotive market is sluggish. These are two important markets for Gibraltar.
Fortunately, the steps we’ve taken to diversify and broaden our business portfolio — most notably our move into the commercial building and industrial markets and our international expansion, both of which continue to perform well, and solid contributions from our recent acquisitions — helped our second-quarter performance, even in a difficult operating environment.

Our goal is to build a company capable of performing well in tough times and one that excels in good times. In spite of the current operating environment, 2007 should be the second-best year in the Company’s history.
In the second quarter, even with a sharp slowdown in two of our largest markets, our sales from continuing operations were $370 million, a strong advance from $323 million in the first quarter.
Our income from continuing operations before one-time charges was $13.6 million, or $.45 per share, more than twice what we earned in the first quarter. And our operating margin improved from 5.2% in the first quarter to 7.4% in the second.
While our sales, margins, and earnings all improved dramatically compared to the first quarter, these results are well below what we believe the business is capable of generating.

So, to sum up the second quarter, we made steady progress in a very difficult operating environment and we think the Company is well positioned to achieve new performance records once our markets return to more normal activity levels.
I want to take a moment here to thank the 3,600 men and women on the Gibraltar Team for their great work under challenging circumstances.
At this point, let me spend a few minutes talking about what we are doing to improve our operations, further diversify and strengthen our business, and generate profitable growth — all of which we believe are important parts of the formula to continue building shareholder value.
While Gibraltar has been and will remain a growth-oriented company, our primary focus right now is to improve our operating performance. We measure that performance using a number of key benchmarks, most notably earnings growth, margin improvements, better returns on capital, and improved cash flow.
Part of performing well against those benchmarks is being operationally excellent. In recent calls, we’ve highlighted a number of the steps we’ve taken to consolidate and streamline our operations as part of our plan to lower costs and become the lowest-cost producer of our products on the planet.
In our Processed Metal Products segment, earlier this year we combined two Buffalo-area steel-processing facilities into one location — a project that is now largely completed — which we believe will improve the performance of that business by 200-300 basis points at the operating margin line.
In our Building Products segment, thus far in 2007 we have consolidated three recently acquired Dramex facilities into nearby AMICO locations. This was part of our acquisition strategy right from the beginning. We also closed a facility that made ventilation products, and moved its business to another location.
We currently operate 47 manufacturing locations and 27 distribution facilities, which is six fewer than we had at the beginning of this year — most of which came with the 31 acquisitions we’ve made over the last 12 years. We have identified a number of additional opportunities where we can further streamline and consolidate our operations, including two more we will complete before the end of this year, and the costs of those are not anticipated to be significant.
We are also intensifying the focus on our many continuous improvement initiatives — like lean manufacturing and operational excellence — which will help to improve the performance characteristics of our business. Our newly hired Corporate VP of Operations, Kevin Cullen, is leading this charge throughout our company, and it involves all of our people in manufacturing, sales, and administration.

We participate in large, growing, and highly fragmented markets, and acquisition opportunities, both in North America and elsewhere, are plentiful. And while we will continue to be highly strategic and selective, and perhaps more so now than ever, we are targeting those acquisitions that will allow us to continue improving the operating characteristics of the business.
Even as we move aggressively to strengthen our existing operations, we will continue to make acquisitions that add to our product leadership positions. Having dominant market share in niche product markets provides operational and sales and marketing advantages.
Currently 80% of our sales come from products where we have the #1 or #2 market share, and we are looking to add to those positions.
Finally, we continue to review our business units to make sure that they are taking steps to meet or exceed our performance targets. For those that either don’t fit our product or market strategy or have the potential to meet our minimum performance targets, we have proven that we will divest them if they can’t be restructured to meet our targeted criteria.
That’s a quick look at our major areas of activity.
At this point, I’ll turn the call over to Dave and Henning, who will provide a more detailed review of our second-quarter results, our operational performance, and our outlook for the third quarter and balance of the year.
Dave.

DAVE
Thanks, Brian.
As Brian mentioned, sales from continuing operations of $370 million dollars in the second quarter of 2007 increased by approximately 5% from a year ago. The increase was largely the result of acquisitions. Sales from existing businesses declined by approximately 7%, a result of lower activity levels in the residential housing and automotive markets.
While the sales in many of our residential building product companies remain under pressure — especially in areas, like our structural connector business, that sell into the new-build housing market — those declines were offset by continued growth in our commercial and industrial building product sales, and the contributions from the five acquisitions we’ve made over the last 12 months.

For the first six months of 2007, sales from continuing operations were $687 million dollars, up by approximately 2% when compared to the first half of 2006. Here again, sales from existing businesses declined on a year-over-year basis, offset by the contributions of acquired businesses.
Income from continuing operations before one-time charges was $13.6 million dollars, or $.45 per share, in the second quarter of 2007, which is the midpoint of the EPS range we provided three months ago; it compares to income of
$19.8 million dollars, or $.66 per share, in the second quarter of 2006. Operating income from existing businesses was down 32% on a year-over-year basis, driven by lower margins in our processed metals businesses and those building products businesses most closely aligned with residential housing activity, with acquisitions partially offsetting the decline.
In the second quarter, we incurred a special charge of $1.5 million dollars, consisting primarily of legal, accounting, and other external due diligence costs, for an M&A transaction that was not successfully consummated and a $1.2-million restructuring charge related to the consolidation of our strip-steel facilities, for a total pre-tax charge of $2.7 million dollars, or $.05 per share after tax. Net income, after giving effect to these charges, was $11.9 million dollars, or $.40 per share.
In the first half of the year, income from continuing operations before one-time charges was $20.2 million dollars, or $.67 per share, compared to $31.5 million dollars, or $1.05 per share, in the first six months of 2006. After special charges, reported net income from continuing operations in 2007 was $18.1 million, or $.60 per share.
Selling, general, and administrative expenses amounted to $38.3 million dollars during the quarter, or 10.4% of sales, compared to $39 million dollars, or 11.1% of sales, in the same quarter of last year. SG&A expense for existing businesses decreased by $4.8 million dollars, or approximately 12%, compared to the second quarter of 2006. We continue to focus on reducing SG&A expenses through cost-control initiatives, as well as rationalization and consolidation of overlapping administrative operations and back-office functions. However, we continue to invest in the future of the business by making investments in information technology, new product development, marketing, and other initiatives critical to our future success.
Total interest expense amounted to $8.2 million dollars in the quarter, compared to $7.1 million dollars in the second quarter of 2006. The increase comes largely from higher average borrowing levels, primarily because of acquisition activity, as well as higher overall interest rates.
Our net return on sales was 3.2% for the quarter, compared to 5.6% in the second quarter of last year.

From a cash flow perspective, we generated EBITDA of $36.2 million dollars in the quarter, compared to $43.6 million dollars a year ago, with the decline largely the result of lower operating income. Over the last 12 months, we have generated EBITDA of $137.5 million dollars.
During the quarter, exclusive of any acquisition activity, we were able to repay approximately $30 million dollars against our revolving credit facility and we intend to repay additional amounts during the third quarter. We are clearly focused on generating free cash flows and better management of working capital.
As we noted on our last call, we have taken a number of steps to drive down our inventories, which, excluding the acquisitions, fell another
$16 million dollars during the quarter and are now down $26 million dollars in the first six months of the year. As we move toward our target of 5 turns or better, our goal is to further reduce our inventory by approximately $15-$20 million dollars by the end of the year.
On a consolidated basis, we turned our inventories 4.2 times during the quarter, compared to 5 times in the second quarter of 2006.
Average days sales outstanding in accounts receivable were 48.5 during the quarter, compared to 50.4 a year ago.
Through the first six months of the year, capital spending amounted to $9.3 million dollars, compared to $11.5 million dollars last year. Because of current market conditions, we now expect to spend a total of $18 to $20 million dollars for the year 2007, a reduction from our earlier estimate of $23 to $26 million, an amount that is still adequate to maintain our current capabilities and grow the business.
We have also paid out approximately $3.0 million dollars in dividends during the first half of the year and we anticipate maintaining our current dividend rate.
During the period ended June 30th, our total debt including current maturities increased to $452.2 million dollars, largely as a result of the Noll/NorWesCo acquisition, which we concluded in April.
At June 30th, our long-term debt-to-total-capital ratio was 44%, and we continue to be in full compliance with all of our debt covenants.
Now I will turn the call over to Henning for a more detailed analysis of operations.

HENNING
Thanks, Dave.
Net sales from continuing operations, as Dave noted earlier, were $370 million in the second quarter, up 5% from a year ago.
Our gross margin of 17.8% increased 1.3 percentage points from the first quarter, but was down 4.2 percentage points compared to the second quarter of 2006, a result of lower volumes, unfavorable material cost variance, restructuring costs in our Processed Metals business, and unfavorable product mix in building products businesses.
Our operating margin of 7.4% was 2.2 percentage points higher than the first quarter, but down 3.5 percentage points compared to the second quarter of 2006, with our efforts to drive down SG&A expenses helping to narrow the spread between the gross and operating margin lines.

Looking at the results in our two segments, Building Products generated a sales increase of 8.9% to $260 million, a result of recent acquisitions, which offset sales declines in our residential building products. Gross margins were 22.0%, up 1.4 percentage points from the first quarter, but off from a very robust 26.7% in the second quarter of 2006. The decline was driven by product mix changes, a function of the market downturn. The operating margin was a strong 12.0%, up 3.0 percentage points from the first quarter, and very much in line with top-tier industry performance.
Our Processed Metal Products segment had second-quarter sales of $110 million, down 3.3% from a year ago, a result of lower volumes in our coated products business. Gross margins were adversely impacted in the quarter by the restructuring costs associated with the consolidation of our strip steel facilities, a significant negative material cost variance of approximately $1.8 million in our coated products business, and higher copper costs, all of which resulted in a gross margin of 7.6%. Excluding the restructuring costs, the operating margin was approximately 4.4% compared to 7.0% in the year-ago quarter. With the restructuring of our strip steel operations nearing completion and inventory cost at market pricing, we expect to generate margin improvements in the second half of the year.
At this point, let me provide some commentary on our outlook for the third quarter and the balance of the year.
In our Building Products segment — which now represents more than 70% of our total sales — we expect to generate continued top-line growth. The commercial, industrial, and architectural markets, where approximately 1/3 of our building products activity is currently focused, and which is an area we have targeted for growth, are projected to remain strong for the remainder of 2007 and for the foreseeable future. We will also benefit from our acquisition of four building products companies over the last 12 months, which added annual sales in excess of $150 million.
The new housing market will continue to struggle as the inventory of unsold homes remains high. In the short run, repair/remodel activity — where we do approximately 70% of our business in the residential building market — has also been hurt by the slowdown in the housing market, but signs are pointing to an upturn here later this year and into 2008.
Longer term, the fundamentals in the residential building business are excellent. Demographic trends, a large and aging housing stock, and a robust repair and remodel market provide a solid foundation for long-term growth. We believe Gibraltar is well positioned to grow in this large, expanding, and fragmented market.
In our Processed Metal Products segment — which now accounts for less than 30% of our total sales — the consolidation of our strip steel facilities sets the stage for a significantly improved performance from that business. Our powdered metals business remains strong, with solid volumes. And with inventory levels and costs of our coated products business in better alignment, results there will also improve.
In 2007, the slowdown in the residential building and automotive markets has been our single greatest challenge. We have responded by increasing the efficiency of our businesses through many initiatives, including lean manufacturing, and we have continued to increase our market share. Our focus on operational excellence has positioned Gibraltar to accelerate its growth in sales and profit as we return to normal market dynamics in 2008.
Typically, our third quarter has been our second-strongest period, and we expect our results this year will follow that normal seasonal pattern.

In light of all of these considerations, we expect our third-quarter EPS from continuing operations, before any unusual items, will be in the range of $.40 to $.45, which compares to $.61 in the third quarter of 2006, barring a significant change in business conditions.
Our business is fundamentally solid, in spite of the sharp market downturn, which has resulted in lower sales and returns. As the market returns to more normalized levels, our many initiatives to generate greater operating leverage will help us produce higher margins, better returns, and stronger earnings.
While top-line growth continues to be extremely important to Gibraltar, we are making significant investments in our people, systems, equipment, and programs to help reduce the costs of doing business — all of which will have a positive impact on our results.
At this point, I’ll turn the call back over to Brian.

BRIAN
Thanks, Henning.
Before we open the call to your questions, let me make a few closing comments.
Our focus on improving the operating characteristics of the business — along with our customer, geographic, and market diversification — is allowing us to generate solid results, even with strong headwinds in two of our major markets.
While 2007 will not be a record year for Gibraltar, it should be our second-best, in spite of a very difficult operating environment. Last year, we generated our best-ever results, even with a slowdown in the second half of the year. When our end markets eventually stabilize and start to grow again — and they will — all of the actions we are taking have ideally positioned us to move our performance to even higher levels.

Our focus is clear and unwavering: grow our sales and earnings, generate consistent and sustainable margin improvements, increase our cash flow, and drive our returns higher over time.
We believe that hitting those targets will create increased value for our shareholders — and that remains the clear objective of this management team.
That concludes our prepared comments. At this point, we’ll be glad to answer any of your other questions.
Q & A Session
Thank you for joining us this morning, and for your continuing interest in Gibraltar.
We look forward to talking with you again in three months, and updating you on our continued progress.

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